Exhibit 10.1

SPONSORED RESEARCH AGREEMENT

This Agreement is made effective upon full execution of both parties by and between Old Dominion University Research Foundation, a Virginia non-profit corporation with principal offices in Norfolk, Virginia and under contract with Old Dominion University to perform certain administrative and fiscal functions, hereinafter referred to as the “FOUNDATION,” and OncoSec Medical, Inc., 4690 Executive Dr., Suite 250, San Diego, CA 92121, hereinafter referred to as the “SPONSOR.”

RECITALS

A.                                    THE FOUNDATION is pursuing research related to delivery by electroporation of different agents into solid tumors and measuring/identifying the effects of these agents on the solid tumors and metastasis thereof (“the Research Activity”).

B.                                    Sponsor is willing to sponsor such research.

C.                                    Sponsor desires to obtain certain rights to Intellectual Property resulting from the research.

D.                                    FOUNDATION is willing to grant certain rights to Intellectual Property that result from the research.

NOW THEREFORE, in consideration of the mutual covenants and promises herein made, FOUNDATION and Sponsor agree as follows:

1.                                      EFFECTIVE DATE AND SCOPE OF AGREEMENT

a.                                      This Agreement shall be effective for five years upon full execution of both parties (the “Effective Date”) unless extended by mutual agreement, in writing, or terminated as provided in Article 10 of this agreement.

b.                                      The Parties intend for this Agreement to allow them to contract multiple studies (each a “Study”, and collectively, the “Studies”) associated with the Research Activity through the issuance of “Work Orders” (as defined in Section 2) without having to renegotiate the basic terms and conditions set forth herein.

c.                                       Sponsor understands that FOUNDATION’s primary mission is education and advancement of knowledge and the Research Program will be designed to carry out that mission.  The manner of performance of the Research Program shall be determined solely by the Principal Investigator. FOUNDATION cannot and does not guarantee specific results.

d.                                      Sponsor understands that FOUNDATION may be involved in similar research through other researchers on behalf of itself and others.  FOUNDATION shall be free to continue such research provided that it is conducted separately and by different investigators from the Research Program, and Sponsor shall not gain any rights through or by way of this Agreement to other research.

e.                                       FOUNDATION does not guarantee that any intellectual property rights will result from the Research Program, that the scope of any intellectual property rights will cover Sponsor’s commercial interest, or that any patent rights will not interfere with the patents rights of others, including those based on inventions made by other inventors in FOUNDATION.

2.                                      TASK ORDERS AND COMPENSATION

a.                                      The specific details of each study under this Agreement shall be separately negotiated by the Parties and specified in writing, on terms and in a form acceptable to the Parties (each such writing, a “Task Order”).  Each Task Order will include the Protocol, time line and payment schedule for such Study.  A Task Order template is attached hereto as Appendix A, a Statement of Work template is attached hereto as Appendix B, and a Budget template is attached hereto as Appendix C.

b.                                      FOUNDATION shall conduct each Study covered by each executed Task Order in accordance with the terms and conditions of such Task Order.   Each executed Task Order shall be deemed to be a part of this Agreement; provided that, to the extent any terms or provisions of a Task Order conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, except to the limited extent that the applicable Task Order expressly and specifically states an intent to supersede this Agreement on a specific matter.

c.                                       FOUNDATION will be compensated by Sponsor for its conduct of each Study in accordance with the payment terms and fee schedule set forth in the applicable Task Order.  Each payment Voucher shall include Sponsor’s name, protocol number, and Principal Investigator’s name.  The Principal Investigator may transfer funds within the budget as needed without Sponsor’s approval so long as the scope of work under the Study remains unchanged.

d.                                      FOUNDATION shall retain title to all equipment purchased and/or fabricated by it with funds provided by Sponsor under this Agreement.

3.                                      COMMUNICATION AND REPORTS

a.                                      Sponsor’s designated representative for communications with the Principal Investigator shall be Tu Diep or any other person Sponsor may designate in writing to FOUNDATION and the Principal Investigator (“Designated Representative”).

b.                                      FOUNDATION’s Principal Investigator is Dr. Richard Heller, Professor, Medical Laboratory and Radiation Services, College of Health Sciences at 4211 Monarch Way, Norfolk, VA 23508.

c.               The Principal Investigator will provide Sponsor with annual reports outlining the progress of the Study.  The Principal Investigator shall also submit a comprehensive final report within thirty (30) days after termination of the Agreement.

4.                                      PUBLICITY

Neither party will reference the other in any press release, nor any other oral or written statement in connection with the Research Program and its results, intended for use in the public media.  FOUNDATION, however, may acknowledge Sponsor’s support of the Research Program in scientific or academic publications or communications without Sponsor’s prior approval.  In any permitted statements, the parties shall describe the scope and nature of their participation accurately and appropriately.

5.                                      PUBLICATION

Sponsor recognizes the importance of communicating research data and, therefore, encourages their publication in reputable scientific journals and at seminars or conferences. Sponsor further acknowledges that FOUNDATION is an academic institution and has as part of its mission the publication of research results without approval or editorial control by any sponsoring company, regardless of the Study’s outcome.  Any results of the Study and manuscripts thereon shall be exchanged and discussed by the Principal Investigator and Sponsor prior to submission for publication.

Any proposed publications which are to make public any findings, data, or results of the Study shall be submitted to Sponsor for Sponsor’s review and comment at least thirty (30) days prior to submission of a manuscript for publication, or at least seven (7) days prior to submission for an abstract.  If Sponsor reasonably determines that the proposed publication contains patentable subject matter that requires protection, Sponsor may require the delay of publication for a period of time not to exceed sixty (60) days for the purpose of filing patent applications by notifying FOUNDATION.  If no written response is received from Sponsor within the applicable review period, it may be conclusively presumed that publication may proceed without delay.

6.                                      CONFIDENTIAL INFORMATION

a.                                      The parties may wish to disclose confidential information to each other in connection with work contemplated by this Agreement (“Confidential Information”).  Each party will use reasonable efforts to prevent the disclosure of the other party’s Confidential Information to third parties for a period of five (5) years after the termination of this Agreement, provided that the recipient party’s obligation shall not apply to information that:

i.                                          is already in the recipient party’s possession at the time of disclosure;

ii.                                       is or later becomes part of the public domain through no fault of the recipient party;

iii.                                    is received from a third party having no obligations of confidentiality to the disclosing party;

iv.                                   is independently developed by the recipient party; or

v.                                      is required by law, administrative or judicial order to be disclosed.

b.                                      In the event that information is required to be disclosed pursuant to subsection (v), the party required to make disclosure shall notify the other to allow that party to assert whatever exclusions or exemptions may be available to it under such law or administrative or judicial regulation.

7.                                      INTELLECTUAL PROPERTY RIGHTS

a.  Ownership of Technology:

“Existing Technology” refers to any existing inventions and discoveries of Sponsor and FOUNDATION developed prior to the date of this Agreement.  Existing Technology shall remain the separate property of Sponsor or FOUNDATION after the date of their Agreement, whether or not protected by patent or other intellectual property rights, and are not subject to this Agreement.  Neither party shall have any claims to or rights in such “Existing Technology” of the other party.

“New Technology” shall refer to the new technologies, inventions and discoveries that are a result of the Research Activity, and all intellectual property rights relating to Research Activity including, but not limited to new uses, discoveries, improvements or modifications, as defined by and according to US Patent Law.

FOUNDATION shall own the entire right, title, and interest, including all patents, copyrights, and other intellectual property rights in and to all other biological or physical inventions developed solely by FOUNDATION personnel in the performance of the Research Activity set forth in this agreement and as determined by U.S. Patent Law (“FOUNDATION New Technology”).

Technology that is jointly developed by FOUNDATION and Sponsor personnel in the performance of this Agreement and any intellectual property rights therein shall be jointly owned (“Joint New Technology”).  Inventorship shall be determined by U.S. Patent Law.

b.  Non-Exclusive License to Sponsor

FOUNDATION promptly shall provide Sponsor with written notice and description of any FOUNDATION New Technology developed or otherwise generated by or on behalf of FOUNDATION (“Option Notice”).  Upon Sponsor’s request, FOUNDATION shall provide additional information and materials related to such FOUNDATION New Technology.  FOUNDATION hereby grants to Sponsor a fully-paid, non-exclusive license under the FOUNDATION New Technology, FOUNDATION’s Existing Technology and all intellectual property rights in and to each of the foregoing for Sponsor’s internal or research use and specifically excluding any commercial use of any kind.

c.               Patent License Option.

Subject to the terms and conditions of this Agreement, FOUNDATION hereby grants to Sponsor an exclusive option to obtain a commercial license described in this Section 7.c (the “Option”). The Option may be exercised by Sponsor providing FOUNDATION with express written notice of exercise at any time during the period commencing on the date Sponsor receives an Option Notice and ending one hundred eighty (180) days thereafter (the “Option Period”).

Subject to the terms and conditions of this Agreement, (a) if Sponsor has timely exercised an Option in accordance with this Section 7.c, then the parties shall negotiate in good faith and attempt, through the date that is sixty (60) days following the date of the timely exercise by Sponsor of such Option, to reach mutual, non-binding agreement on the material terms pursuant to which FOUNDATION would grant to Sponsor an exclusive or non-exclusive, worldwide, royalty-bearing license (with the right to grant sublicenses) under the applicable FOUNDATION New Technology and all intellectual property rights therein and thereto to develop, make, have made, use, offer for sale, sell and import products and/or services, and (b) if the parties timely reach mutual, non-binding agreement on such material terms, then the parties shall negotiate in good faith and attempt, through the date that is ninety (90) days following the date of the non-binding agreement on the material terms, to reach mutual agreement on, duly execute and deliver the final binding definitive agreement pursuant to which FOUNDATION would grant to Sponsor an exclusive or non-exclusive (as mutually agreed in writing by the parties), worldwide, royalty-bearing license (with the right to grant sublicenses) under such FOUNDATION New Technology and all intellectual property rights therein and thereto to develop, make, have made, use, offer for sale, sell and import products or services.  Any such final binding definitive agreement would be on terms and conditions mutually acceptable to the parties and would include terms and conditions as are customary in the industry for therapeutic products.

If Sponsor fails to timely exercise an Option in accordance with Section 7.c, or the parties fail to timely reach mutual, non-binding agreement on material terms in accordance with Section 7.c, or the parties fail to timely reach mutual agreement on, duly execute and deliver a final binding definitive agreement in accordance with Section 7.c, then such Option shall terminate with respect to the applicable FOUNDATION New Technology.  Unless and until Sponsor fails to timely exercise an Option or such Option terminates in accordance with the terms hereof, FOUNDATION shall not, prior to the end of the applicable Option Period or the negotiation period described above (if Sponsor exercises such Option) negotiate or enter into any agreement granting a third party a license or other rights in or to the applicable FOUNDATION New Technology or any intellectual property rights therein and thereto.

d.              If FOUNDATION and Sponsor do not reach a license agreement during the Option Period,

Sponsor shall have the right to match the terms of any license agreement FOUNDATION reaches with a third party after expiration of the Option Period relating to FOUNDATION New Technology or to FOUNDATION’s interest in the Joint New Technology.

8.                                      LIABILITY

Each party (the “Indemnifying Party”) shall indemnify, defend, and hold harmless the other party (the “Indemnified Party”), its employees, agents, officers, directors, affiliated entities and representatives from and against any and all damages, costs, penalties and expenses, including reasonable attorneys’ fees, incurred by the Indemnified Party in connection with third-party claims, suits, actions, investigations, proceedings, which may arise or result (i) by reason of the Indemnifying Party’s act or omission, whether negligent, willful or otherwise culpable, in the performance or failure to perform its duties pursuant to this Agreement; or (ii) as a result of the Indemnifying Party’s violation of federal, state or local statutes, laws or regulations.  The indemnity obligations contained herein are contingent upon the Indemnified Party giving the Indemnifying Party prompt written notice of any such claim, full cooperation in the defense of any such claim, and the assignment of the right to defend against any such claim with counsel of the Indemnifying Party’s choosing and to settle and/or compromise any such claim as the Indemnifying Party deems appropriate.  The obligations under this provision shall survive the termination of this Agreement.

9.                                      INDEPENDENT CONTRACTOR

For the purposes of this Agreement and all services to be provided hereunder, the parties are independent contractors and not agents or employees of the other party.  Neither party shall have authority to make any statements, representations, or commitments of any kind, or to take any action which shall be binding on the other party, except as expressly provided herein or authorized in writing.

10.                               TERM AND TERMINATION

a.                                      Either party may terminate this Agreement at any time upon thirty (30) days written notice to the other party.

b.                                      In the event that either party shall be in default of its material obligations under this Agreement and shall fail to remedy such default within sixty (60) days after receipt of written notice thereof, this Agreement shall terminate upon expiration of the sixty (60) day period.

d.                                      Termination or cancellation of this Agreement shall not affect the rights and obligations of the parties accrued prior to termination.  Upon termination, Sponsor shall pay FOUNDATION for all reasonable expenses incurred or committed (including supplies, salaries and equipment) to be expended as of the effective termination date, including salaries for appointees for the remainder of their appointment.

e.                                       Any provisions of this Agreement which by their nature extend beyond termination shall survive such termination.

11.                               ATTACHMENTS

Appendix A, B, and C are task order templates.  These templates will be used for all future task orders associated with this Master Agreement.  All future task orders will be incorporated and made a part of this Agreement upon full execution of the task order.

12.                               GENERAL

a.                                      This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that subject to the approval of FOUNDATION, which may not be unreasonably withheld, Sponsor may assign this Agreement to any purchaser or transferee of all or substantially all of Sponsor’s assets or stock upon prior written notice to FOUNDATION, and FOUNDATION may assign its right to receive payments hereunder.

b.                                      Any notice required by this Agreement shall be given by prepaid, first class, certified mail, return receipt requested, addressed in the case of FOUNDATION to:

Notices regarding Agreement and License Option:

FOUNDATION

Kathleen Powell

Grant & Contract Administrator

P.O. Box 6369

Norfolk, VA 23508

Telephone:

Fax: 757.683.5290

Email:

Notices regarding Technical Information:

As set forth in applicable Task Order

For Matters Regarding Intellectual Property:

Old Dominion University Technology Transfer Office

Brent Edington

Tel:

Fax:

or in the case of Sponsor to:

Tu Diep, M.Sc.

Executive Director Clinical Development

OncoSec Medical Incorporation

4690 Executive Drive, Suite 250

San Diego, CA 92121

Telephone:

Fax:  858.430.5481

Email:

c.                                       This Agreement shall be governed by, construed, and enforced in accordance with the laws of the court of competent jurisdiction.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

SPONSOR

/s/ Veronica Vallejo
By: Veronica Vallejo
Title: CFO

Date:	6/4/13

FOUNDATION

/s/ Cynthia A. Matney
By: Cynthia A. Matney
Title: Director, Sponsored Programs

Date:	6/4/13

Appendix A

TASK ORDER #

This Task Order is issued pursuant to the Master Research Agreement (the “Agreement”), dated as of                                by and between, Old Dominion University Research Foundation, a Virginia non-profit corporation with principal offices in Norfolk, Virginia and under contract with Old Dominion University to perform certain administrative and fiscal functions (“FOUNDATION”) and OncoSec Medical Incorporated (“Sponsor”).

Any capitalized terms not otherwise defined herein shall have the same meaning ascribed to them in the Agreement.

Statement of Work:

The Statement of Work is attached hereto as Schedule 1.

Principal Investigator:

The Principal Investigator will be Dr. Richard Heller, Professor, Medical Laboratory and Radiation Services, College of Health Sciences at 4211 Monarch Way, Norfolk, VA 23508. Correspondence to Investigator can be addressed to the following:

Dr. Richard Heller

Director, Bioelectrics

Professor, Medical Laboratory and Radiation Services, College of Health Sciences

Frank Reidy Research Center for Bioelectrics

4211 Monarch Way

Norfolk, VA 23508

Email:

Telephone:

Fax:  757.451.1010

Sponsor’s Contact:

Correspondence to Sponsor can be addressed to the following:

Tu Diep, M.Sc.

Executive Director Clinical Development

OncoSec Medical Incorporation

4690 Executive Drive, Suite 250

San Diego, CA 92121

Telephone:

Fax:  858.430.5481

Email:

Period of Performance:

The period of performance of the task order is

Study Budget and Payment Terms

The Study Budget is attached hereto as Schedule 2 and incorporated herein by this reference.

Sponsor shall pay FOUNDATION the fixed Study Budget amount of                          for the performance of the Research within ten (10) working days of the Effective Date. FOUNDATION shall not initiate the Study Schedule until payment is received. While it is estimated that this amount is sufficient to perform the services, FOUNDATION may submit to the Sponsor a revised budget requesting additional funds.  The Sponsor is not liable for any cost in excess of the amount specified herein without written authorization from the Sponsor.

This Work Order is entered into and made effective after signature of both parties (“Effective Date”).

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Accepted and Agreed to by:

SPONSOR	FOUNDATION

Signature	Signature

Punit Dhillon	Name: Julian Facenda
President and Chief Executive Officer	Title: Executive Director

Date:	Date:

Acknowledged by (but not a signatory)

Principal Investigator

Dr. Richard Heller

Date:

Appendix B

Task Order #  Statement of Work

Title:

Rationale:

Research Plan:

Appendix C

Task Order #  Budget

Personnel

Name	Role	% effort	Amount